UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 4, 2007 (May 3, 2007)
Ennis, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-05807	75-0256410

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy Midlothian, Texas	76065

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (972) 775-9801
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (b) On May 3, 2007, Mr. Harold W. Hartley announced to the Nomination & Corporate Governance Committee of the Board of Directors of Ennis, Inc. (the “Company”) his intention not to stand for re-election at the next annual shareholders’ meeting scheduled for June 28, 2007. Mr. Hartley has served as a director since 1971, and the Company will miss his insights and wisdom. Mr. Hartley was also a member of the Audit and Nomination & Corporate Governance Committees. Mr. Hartley’s decision was based solely on his age, and he did not have any disagreements with corporate policy or management. Mr. Hartley will continue to serve in all capacities through June 28, 2007.
The Nomination Committee of the Board of Directors with the Board ratification, selected Mr. Michael J. Schaefer to stand for election in place of Mr. Hartley on the next ballot of directors to be submitted to shareholders’ of Ennis, Inc. and acted on in connection with the June 28, 2007 Annual Shareholders Meeting.
The following is a brief bio of Mr. Schaefer:
Mr. Schaefer, 56, is currently the Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, Texas (“Methodist”). He has served in his present position with Methodist since 1982 and joined Methodist in 1979. Methodist owns and operates three acute care hospitals and associated services in the Dallas metropolitan area. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young) where he worked from 1972 to 1979. Mr. Schaefer is a certified public accountant and a member of the American Institute of Certified Public Accountants.
* The information furnished under Item 5.02 of this Current Report on Form 8-K, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.
Date: May 4, 2007	By:	/s/ Richard L. Travis, Jr.
Richard L. Travis, Jr.
Chief Financial Officer